NEWS RELEASE FOR IMMEDIATE RELEASE	Craig Carlock Chief Executive Officer (336) 389-3741

The Fresh Market Announces Resignation of Chief Financial Officer

GREENSBORO, North Carolina -- November 27, 2012 -- The Fresh Market, Inc. (Nasdaq:TFM) (the “Company”), a high growth specialty retailer of high quality food products, today announced that Lisa Klinger has tendered her resignation as the Company’s Executive Vice President and Chief Financial Officer in order to accept a similar position with a private equity-backed apparel retailer. Ms. Klinger will remain with the Company through December 7, 2012.

“Lisa has been a valuable member of our management team since she joined the Company in 2009 and was instrumental in leading the Company through its successful IPO in 2010. The strong finance and accounting teams that she led as they supported our growth and transitioned to public company reporting will continue to serve us well in the future. On behalf of the Company, I’d like to thank her for all of her contributions. We wish her the best in her future endeavors,” commented Craig Carlock, President and Chief Executive Officer.

“I appreciate the opportunity that I was provided by The Fresh Market and its founding family as they began preparations for what turned out to be a highly successful IPO,” commented Ms. Klinger. “It has been an honor to help support the Company’s growth as more and more customers become familiar with The Fresh Market’s blend of interesting products and service-oriented employees. I am confident that the Company’s successful track record, prospects for growth and strong financial organization will ensure that the Company attracts another high caliber CFO. While I will miss my colleagues, I look forward to new challenges as I return to the apparel industry where I began my career in retailing.”

The Company intends to immediately commence a search for a new Chief Financial Officer. In the interim, Sean Crane, the Company’s Executive Vice President and Chief Operating Officer, will assume the role of interim Chief Financial Officer, and in that capacity will act as the Company’s interim principal financial officer. Jeff Short, the Company’s Vice President and Controller, will act as the Company’s interim principal accounting officer.

About The Fresh Market, Inc.
Founded in 1982, The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As of November 27, 2012, the Company operates 128 stores in 25 states, located in the Southeast, Midwest, Mid-Atlantic, Northeast and West.  For more information, please visit www.thefreshmarket.com.